Exhibit 99.1

YCQH AGRICULTURAL TECHNOLOGY CO. LTD Announces Change of Auditor

WUHAN, CHINA, July 22, 2024 -- YCQH Agricultural Technology Co. Ltd, (“YCQH” or the “Company”) (OTCMKTS: YCQH), a Nevada corporation, today announces it decided to change its auditor from Onestop Assurance PAC (the “Former Accountant”) to Simon & Edward, LLP (the “New Accountant”).

On July 22, 2024, the Company was notified of the resignation of the Former Accountant. The Company accepted the Former Accountant’s resignation as the independent registered public accounting firm. On the same day, the Board of Directors of the Company approved the appointment of the New Accountant as the Company’s new independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2024.

None of the Former Accountant’s audit reports for the years ended December 31, 2023 or 2022 contained an adverse opinion or a disclaimer of opinion, nor was any such report qualified or modified, except that the reports included explanatory paragraphs in respect to uncertainty as to the Company’s ability to continue as a going concern, and emphasis of matter paragraphs with respect transactions involving a related party that cannot be presumed to be carried out on an arm’s length basis.

During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through the Effective Date, there were (a) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and the Former Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which would have caused it to make reference to the subject matter of such a disagreement in connection with its audit reports on the Company’s consolidated financial statements for such years, and (b) no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

The Company provided the Former Accountant with a copy of the foregoing disclosures it is making in a Current Report on Form 8-K prior to its filing and requested, in accordance with applicable practices, that the Former Accountant furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the statements made herein.

During the fiscal years ended December 31, 2023 and 2022 and the subsequent interim period through July 22, 2024, neither the Company nor anyone on its behalf consulted with the New Accountant regarding (a) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that the New Accountant concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

For more information, please contact:

YCQH AGRICULTURAL TECHNOLOGY CO. LTD

WANG Min

Email: 466455316@qq.com